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Exhibit 99.10

AMENDMENT NO. 1 TO RESTRUCTURING AGREEMENT

January 23, 2003

This Amendment No. 1 to Restructuring Agreement (this "Amendment") amends that certain Restructuring Agreement dated as of January 20, 2003 (the "Agreement") by and among YouthStream Media Networks, Inc. ("YouthStream") and its subsidiary, Network Event Theater, Inc. ("NET"), each of which is a Delaware corporation, and the Ravich Revocable Trust of 1989 (Jess M. Ravich, Trustee) (the "Ravich Trust"), the United States Small Business Administration as Receiver for Interequity Capital Partners, LP, TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, LLC, The Charles and Adele Thurnher Living Trust Dated December 7, 1989 (Charles Thurnher, Trustee), The Morrish Community Property Trust Dated April 15, 1998 (Robert G. Morrish, Trustee), and Jean Smith, Stanley J. Schrager, Richard Coppersmith, Rand Ravich and Jess M. Ravich, individually. The parties to this Amendment are YouthStream, NET and the Ravich Trust. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to Sections 1(c) (ii) and 1(d)(ii) of the Agreement, YouthStream was to have issued the Ravich Trust an aggregate of 3,486,875 shares of YouthStream common stock (representing 8.75% of the shares of YouthStream common stock to be outstanding after issuance of the shares pursuant to the Agreement) (the "Shares"); and

WHEREAS, the parties to this Amendment wish to modify the issuance of the Shares to provide for different issuees as provided herein.

THEREFORE in consideration of the foregoing recitals and the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1.
Amendments to Agreement. In lieu of the issuance of the Shares to the Ravich Trust as provided in Sections 1(c)(ii) and 1(d)(ii) of the Agreement, the Shares shall be issued as follows: (a) 760,000 Shares to the Ravich Trust and (b) 1,075,000 Shares to each of the following charitable organizations: (i) the Archer School in Los Angeles, California; (ii) the Village School in Pacific Palisades, California; and (iii) CapCure in Los Angeles, California; provided, that in the event any one of the foregoing entities does not wish to receive such Shares for any reason, such Shares shall be issued first to the Wharton School of the University of Pennsylvania and then to United Jewish Appeal, and any Shares not accepted in accordance with the foregoing provisions shall not be required to be issued to any person or entity. It is the intent of this Amendment that neither the Ravich Trust nor any other recipient shall receive Shares in an amount that, when combined with all other shares of YouthStream common stock beneficially owned by such recipient, would exceed 4.9% of the total shares of YouthStream common stock outstanding, and the number of Shares issued to any recipient shall be reduced to the extent necessary to comply with this restriction (e.g. if more than one of the designated recipients elects not to receive Shares and such Shares are never issued, the number of Shares issued to the remaining recipients may be required to be reduced in order to comply with the 4.9% limitation). The parties acknowledge that any Shares issued in accordance with the foregoing provisions may not necessarily be issued at the closing contemplated by the Agreement, but the parties shall use reasonable efforts to cause such Shares to be issued as promptly as reasonably practicable after the closing.

2.
Miscellaneous. Except as specifically modified hereby, the Agreement shall remain in full force and effect. This Amendment shall not affect the rights or obligations under the Agreement of any Holder other than the Ravich Trust. The Agreement, as modified by this Amendment, contains a complete statement of all of the arrangements among the parties with respect to its subject matter and cannot be changed or terminated orally, and may only be amended by written agreement of

  YouthStream, NET and the Holder or Holders whose rights or obligations hereunder are affected by the amendment. The Agreement, as modified by this Amendment, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York.

  *        *        *

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

YouthStream Media Networks, Inc.		Network Event Theater, Inc.
By:	Name: Harlan Peltz Title: Chairman	By:	Name: Harlan Peltz Title: Director
Ravich Revocable Trust of 1989
By:	Jess M. Ravich, Trustee

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  Exhibit 99.10
AMENDMENT NO. 1 TO RESTRUCTURING AGREEMENT January 23, 2003